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--------                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION        -----------------------------
 FORM 3                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
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                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES          OMB Number:       3235-0104
                                                                                                        Expires: September 30, 1998
                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or     hours per response: 0.5
(Print or Type Responses)                Section 30(f) of the Investment Company Act of 1940           -----------------------------
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1. Name and Address of Reporting Person*         2. Date of Event Re-   4. Issuer Name AND Ticker or Trading Symbol
   The Bay City Capital Fund I, L.P. ("BCC")        quiring Statement      Medarex, Inc.
   c/o Bay City Capital LLC                         (Month/Day/Year)       Nasdaq Trading Symbol: MEDX
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    (Last)          (First)          (Middle)           (06/10/98)      5. Relationship of Reporting Person(s) 6. If Amendment, Date
                                                 -----------------------    to Issuer (Check all applicable)      of Original
                                                 3. IRS or Social Se-       Director        XX 10% Owner         (Month/Day/Year)
                                                    curity Number of    ----               ----
   750 Battery Street, Suite 600                    Reporting Person        Officer (give      Other (specify  ---------------------
-------------------------------------------------   (Voluntary)              title below)       below)         7. Individual or
                    (Street)                                            ----               ----                   Joint/Group Filing
                                                                                                                  (Check Applicable
                                                                                                                   Line)
                                                                           ---------------------------            Form filed by One
                                                                                                               XX Reporting Person
                                                                                                               ---
                                                                                                                  Form filed by
                                                                                                                  More than One
                                                                                                                  Reporting Person
San Francisco, California 94111                                                                                ---
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    (City)          (State)            (Zip)                                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
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   Common Stock                                      Up to 2,777,777 shares.             I             Assuming 6,579,629 shares are
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                                                                                                       issued to BCC Acquisition I
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                                                                                                       LLC, BCC would have a 42.22%
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                                                                                                       proportional interest in the
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                                                                                                       profits and capital account
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                                                                                                       of BCC Acquisition I LLC.
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).                                 SEC 1473 (7-97)

               POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
               TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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FORM 3 (CONTINUED)  TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
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1. Title of Derivative Security  2. Date Exer-    3. Title and Amount of Securities  4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       cisable and      Underlying Derivative Security     sion or       ship        Beneficial
                                    Expiration       (Instr. 4)                         Exercise      Form of     Ownership
                                    Date                                                Price of      Deriv-      (Instr. 5)
                                   (Month/Day/                                          Deri-         ative
                                    Year)                                               vative        Security:
                                 --------------------------------------------------     Security      Direct
                                                                       Amount                         (D) or
                                  Date     Expir-                      of                             Indirect
                                  Exer-    ation         Title         Number                         (I)
                                  cisable  Date                        of
                                                                       Shares                        (Instr. 5)
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   Warrant                     (06/10/98) (06/10/05)  Common Stock   Up to 339,431  $10.00 per share       I   Assuming 6,579,629
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                                                                                                               shares are issued to
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                                                                                                               BCC Acquisition I
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                                                                                                               LLC, BCC would have
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                                                                                                               a 42.22% proportional
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                                                                                                               interest in the
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                                                                                                               profits and capital
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                                                                                                               account of BCC
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                                                                                                               Acquisition I LLC.
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Explanation of Responses:

THIS FILING SHALL NOT BE DEEMED AN ADMISSION THAT THE BAY CITY CAPITAL FUND I, L.P. PRESENTLY IS, FOR PURPOSES OF SECTION 16 OF
THE ACT OR OTHERWISE, THE BENEFICIAL OWNER OF ANY EQUITY.


                                                                           /s/ Roger H. Salquist, Manager
                                                                       -------------------------------------  ----------------------
**Intentional misstatements or omissions of facts constitute Federal      **Signature of Reporting Person             Date
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      SEE Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not
required to respond unless the form displays a currently valid OMB Number.                                                  Page 2
                                                                                                                   SEC 1473 (7-97)
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